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                                     EXHIBIT 5.1

              OPINION OF BRADLEY & RILEY, P.C., COUNSEL TO REGISTRANT,
                AS TO THE LEGALITY OF THE SECURITIES BEING REGISTERED


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                                     [LETTERHEAD]

                                BRADLEY & RILEY, P.C.
                                 100 First Street, SW
                                Cedar Rapids, IA 52404
                                    (319) 363-0101



October 27, 1997



Telecommunications Income Fund XI, L.P.
c/o Berthel Fisher & Company Leasing, Inc.
100 Second Street, SE
Cedar Rapids, IA 52401


RE: Telecommunications Income Fund XI, L.P.
    Form S-1 filed September 12, 1997
    File Number 333-35557



We have acted as your counsel in connection with the organization of Telecommunications Income Fund XI, L.P., an Iowa limited Partnership (the "Partnership"), organized under the Iowa Uniform Limited Partnership Act (the "Act"). In connection with the preparation of a Registration Statement on Form S-1, File No. 333-35557 (the "Registration Statement") relating to the registration under the Securities Act of 1933 as amended, (the "1933 Act") of a minimum of 1,200 units and a maximum of 25,000 units of limited partnership interest in the Partnership (the "Units"), at $1,000 per Unit.



We have reviewed the Certificate of Limited Partnership of the Partnership as filed with the Secretary of State of Iowa on August 26, 1997, the Agreement of Limited Partnership for the Partnership contained in the Registration Statement ("Agreement") and the prospectus contained in the Registration Statement ("Prospectus").


In rendering the following opinions, we have relied, to the extent we deem such reliance appropriate, without investigation, on certificates and other communications from officers of the General Partner and on representations by the General Partner set forth in the Registration Statement and Prospectus.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to originals of all documents submitted to us as copies. We have also assumed that the Partnership will be operated in accordance with the provisions of the Act.

Based upon the foregoing, it is our opinion that:

    (1) When: (i) the Registration Statement has become effective under the 1933 Act (ii) subscriptions for the Units have been sold and accepted by Berthel Fisher & Company Leasing, Inc., an Iowa corporation (the "General Partner"), as contemplated and in accordance with the terms described in the Prospectus, (iii) the Agreement (or an amendment thereto) has been executed and delivered by or on behalf of each of the partners of the Partnership as contemplated in the Prospectus, and (iv) each limited partner (the "Limited Partner") has paid to the Partnership the amount of the capital contribution required to be paid as set forth in the Prospectus; the Units will be legally issued, fully paid and, except as provided below, nonassessable.

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Telecommunications Income Fund XI, L.P.
Page 2
October 27, 1997

    (2) Upon execution of an amendment to the Agreement, the Limited Partners of the Partnership will be Limited Partners of the Partnership with no liability under the Act for the obligations of the Partnership except:

         (a) if a Limited Partner, in addition to the exercise of the rights and powers of a Limited Partner, participates in or is deemed to have participated in the control of the Partnership's business, or holds itself out as a general partner of the Partnership, then the Limited Partner will be liable for obligations of the Partnership to the same extent as a general partner of the Partnership; provided that, the Limited Partner is liable only to persons who transact business with the Partnership reasonably believing, based upon the Limited Partner's conduct, that the Limited Partner is a general partner;

         (b) if a Limited Partner receives a return of any part of its capital contribution from the Partnership without violation of the Agreement or the Act, the Limited Partner will be liable for a period of one (1) year thereafter for the amount of the contribution returned, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the capital contribution was held by the Partnership; and

         (c) if a Limited Partner receives a return of any part of its capital contribution from the Partnership in violation of the Agreement or the Act, the Limited Partner will be liable for a period of six (6) years thereafter for the amount of the contribution wrongfully returned.

We were also requested to provide our opinion on certain other tax issues.
Among the tax issues we were requested to consider include the issue of whether the agreements for the rental of equipment will be classified as leases for tax purposes, whether the allocation of Partnership net income under the Partnership Agreement would be recognized for tax purposes under Section 704(b) of the Code, the deductibility of organizational versus syndication costs of the Partnership and whether the Partnership would be considered organized for profit under
Section 183 of the Code. The statements contained in the Registration Statement attributed to us as tax counsel accurately reflect our opinion on these tax issues, subject to representations by the General Partner and the qualifications to our opinion, as set forth in the Registration Statement. The Registration Statement accurately reflects our opinion on these additional tax issues for the reasons and based on authority set forth in the Registration Statement.

We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Registration Statement, to the use of our name in such Registration Statement as well as in the Prospectus under the heading "Legal Matters," and to the filing of this opinion with the Securities and Exchange Commission.

                                  Very truly yours,

                                  BRADLEY & RILEY, P.C.